Exhibit 4.4

AMENDMENT NO. 2 TO THE CERTIFICATE OF DESIGNATION OF THE RELATIVE
RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
JUMA TECHNOLOGY CORP.

It is hereby certified that:

1. The name of the corporation is Juma Technology Corp. ("Company").

2. The Company's certificate of incorporation, as amended, authorizes the issuance of ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid had previously adopted resolutions creating a class of Series A Convertible Preferred Stock, which resolutions were incorporated into a Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock that was filed with the Secretary of State of the State of Delaware on or about September 5, 2007.

4. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid and pursuant to Section 151(g) of the Delaware General Corporation Law has adopted resolutions reducing the number of authorized shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares, the number of shares of Series A Convertible Preferred Stock, which were outstanding and the concomitant filing on June 20, 2008 with the Secretary of State of the State of Delaware of a Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock.

5. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid and pursuant to Section 151(g) of the Delaware General Corporation Law has adopted resolutions authorizing the amendment of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock and the holders of all the outstanding shares of the Series A Convertible Preferred Stock have consented in writing to such amendment in accordance with the provisions of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.

RESOLVED, that to effectuate the previously described resolutions, Section 5(d)(i) of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock that was filed with the Secretary of State of the State of Delaware, is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“(i) The term “Conversion Price” shall mean $0.25, subject to adjustment under Section 5(c) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.25 per share except if it is adjusted pursuant to Section 5(e)(i).”

FURTHER RESOLVED, that Section 7 of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“7. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder and its affiliates at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time, the number of shares of Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series A Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.”

FURTHER RESOLVED, that the statements contained in the foregoing resolutions amending the previously authorized and filed Certificate of Rights and Preferences of Series A Convertible Preferred Stock creating and designating the said Series A Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, as amended, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock effective as of November 13, 2008.

JUMA TECHNOLOGY CORP.

By:	/s/
Name: Anthony M. Servidio
Title: CEO